FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Investor Relations Contact: Stephen Clark x 4260
e-mail: sclark@sjindustries.com
Media Contact: Joanne Brigandi x 4240
e-mail: jbrigandi@sjindustries.com

February 28, 2013

SJI Reports Fourth Quarter and Record Full Year 2012 Results
2012 Economic Earnings Grow 7%

Folsom, NJ – South Jersey Industries (NYSE: SJI) today announced GAAP income from continuing operations for the full year 2012 of $92.8 million, or $3.01 per share, as compared with $89.9 million, or $2.99 per share, in the full year 2011. For the fourth quarter of 2012, GAAP income from continuing operations was $25.6 million or $0.81 per share, as compared with income of $37.0 million, or $1.22 per share last year. GAAP results reflect the impact of mark-to-market transactions primarily related to derivatives and inventory injection hedges.

Income from continuing operations on an Economic Earnings basis for the full year 2012 was $93.3 million, an increase of 7 percent, as compared with $87.0 million for the same period last year. 2012 Economic Earnings per share was $3.03 per share, an increase of 5 percent, as compared with Economic Earnings of $2.89 per share in 2011. The difference in the growth rates for Economic Earnings and Economic Earnings per share reflects the issuance of new shares during 2012. On an Economic Earnings basis for the fourth quarter of 2012, SJI reported income from continuing operations of $30.6 million, or $0.98 per share, as compared with $31.8 million, or $1.05 per share, during the same period last year.

“SJI’s 2012 performance was clearly rooted in the actions we have taken over the past several years,” said SJI Chairman & CEO Edward J. Graham. “Strong performance at the utility due to the benefit from our infrastructure investment programs, coupled with our highest level of customer growth since 2006, which was driven by record conversions, provided the foundation for 2012 performance. The results from our non-utility businesses reflect the earnings from our strategic energy project investments as well as the repositioning of our wholesale commodity marketing business. Our continued focus on utility infrastructure investment, our demonstrated expertise in energy project development and management, and the game-changing opportunity afforded by our proximity to the Marcellus will drive SJI’s future prospects,” continued Graham.

SJI’s goal remains to grow average long-term Economic Earnings and dividends by at least 6 percent to 7 percent annually. Since we last updated these goals in 2006, SJI has averaged growth above its long-term goals.

A reconciliation of Economic Earnings to net income for the 3- and 12-month periods ended December 31, 2012 and 2011 is detailed below. The non-GAAP measure, Economic Earnings, makes adjustments to income from continuing operations. Please refer to the Explanation and Reconciliation of Non-GAAP Financial Measures at the end of this release for more information.

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SJI Earnings – Add 1	Three Months Ended December 31		Twelve Months Ended December 31
	2012	2011	2012	2011
	(In thousands except per share data)		(In thousands except per share data)
Income from Continuing Operations	$25,569	$36,986	$92,776	$89,859
(Minus)/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	3,606	(5,023)	(854)	(2,815)
Realized Losses/(Gains) on Inventory Injection Hedges	23	(183)	(11)	(61)
Unrealized Loss on Property, Plant & Equipment	1,402	-	1,402	-
Economic Earnings	$30,600	$31,780	$93,313	$86,983

Earnings per Share from Continuing Operations	$0.81	$1.22	$3.01	$2.99
(Minus)/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	0.12	(0.160)	(0.030)	(0.100)
Realized (Gain) on Inventory Injection Hedges	-	(0.010)	-	-
Unrealized Loss on Property, Plant & Equipment	0.05	-	0.05	-
Economic Earnings per Share	$0.98	$1.05	$3.03	$2.89

Utility Business Performance: South Jersey Gas posted net income for the full year 2012 of $58.2 million, an increase of 10 percent as compared with $52.9 million last year. Net income for the fourth quarter of 2012 was $19.4 million compared with net income of $19.3 million in the fourth quarter of 2011. There is no difference between SJG’s GAAP net income and Economic Earnings. 2012 results benefited from the impact of incremental investments under infrastructure programs (CIRT) and residential customer growth.

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Regulatory Update – Earlier this month, the New Jersey Board of Public Utilities approved a new four year accelerated infrastructure investment program that permits investments of $35.3 million annually, for a total of $141.2 million. This program extension runs through 2016. SJG has had programs in place since 2009 that accelerated planned capital expenditures to enhance the delivery of safe and reliable service. This program creates jobs and allows SJG to earn a return on these infrastructure investments as we spend those dollars. These projects focus on the replacement of bare steel and cast iron distribution infrastructure.

In 2012, SJG spent approximately $49.2 million on infrastructure replacement projects and experienced a net income benefit of approximately $2.0 million directly from those investments. SJG recovers the cost of these improvements through rate adjustments as these investments are rolled into base rates.

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Customer Growth - South Jersey Gas added 6,002 net customers during the 12-month period ended December 31, 2012, for a total of 357,306 customers. SJG achieved this 1.7 percent increase in customers, its highest level of customer growth since 2006, primarily through converting over 5,200 customers to natural gas from other fuel sources. Given the demonstrated cost advantage from using natural gas as compared to other fuel choices, we are targeting an additional 5,500 customer conversions during 2013. Over the past few years, conversion activity has enabled SJG to consistently produce customer growth well above the industry average. We expect this trend to continue as we have identified approximately 145,000 conversion prospects in our service territory.

Non-Utility Results: Our non-utility businesses reported net income from continuing operations on a GAAP basis of $34.5 million for 2012, compared with $37.0 million in 2011. For the fourth quarter of 2012, income from continuing operations on a GAAP basis was $6.1 million compared with income of $17.7 million in the same period last year. GAAP results are heavily affected by the impact of mark-to-market accounting rules on our retail and wholesale commodity marketing businesses.

For the 12-months ended December 31, 2012, non-utility income from continuing operations on an Economic Earnings basis was $35.1 million, compared with $34.1 million in 2011. During the fourth quarter, non-utility operations contributed $11.2 million as compared with $12.5 million last year.

We report results for our non-utility businesses under two business categories: Wholesale Energy and Retail Energy. Wholesale Energy is comprised of South Jersey Resources Group, including our activities involving the Marcellus Shale. Retail Energy is comprised of Marina Energy, South Jersey Energy and the remaining non-utility businesses, all of which serve the end-user. Performance in these businesses was as follows:

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Retail Energy– Retail Energy reported income from continuing operations on a GAAP basis of $35.7 million for the full year 2012 as compared with $26.0 million for the same period in 2011. For the fourth quarter of 2012, income from continuing operations on a GAAP basis was $9.2 million as compared with $8.8 million in 2011.

This business added $30.4 million in Economic Earnings to SJI’s bottom line for the full year 2012 as compared with $28.3 million in 2011. Economic Earnings for the fourth quarter of 2012 were $9.6 million, compared with $11.5 million in the prior-year period. Fourth quarter and full year results were driven by the recognition of the investment tax credits associated with a number of renewable energy projects. For the full year 2012, SJI recognized $26.0 million of investment tax credits as compared with $21.4 million last year. Investment tax credits taken in the fourth quarter 2012 totaled $8.7 million versus $12.2 million last year.

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South Jersey Energy (SJE), our retail commodity marketing business, on a full year basis, produced income from continuing operations on a GAAP basis of $7.4 million, as compared with $1.8 million last year. For the fourth quarter of 2012, income from continuing operations was $0.8 million as compared with a loss of $2.4 million in 2011. For the full year 2012, this business added $1.6 million of Economic Earnings as compared with $3.7 million in 2011. For the quarter, SJE produced Economic Earnings of $0.3 million as compared with $0.8 million last year. Operating results on both a quarterly and a full-year basis decreased primarily due to lower volumes, tighter margins and weather impacts, coupled with the end of a major electricity contract in May 2012. During the third and fourth quarters of 2012, SJE signed many smaller electricity contracts that equate in the aggregate to the total volume sold under the contract that ended in May. As a result, we expect 2013 results to be positively impacted.

On a GAAP basis, Marina Energy’s consolidated income from continuing operations for 2012, which include its share of earnings generated through Energenic, was $27.6 million as compared with $21.6 million last year. Results for the fourth quarter 2012 were $7.6 million as compared with $11.4 million in the fourth quarter of 2011. On an Economic Earnings basis, full year 2012 income was $28.1 million as compared with $22.0 million last year. Full year results include investment tax credits of $26.0 million and $21.4 million for 2012 and 2011, respectively. For the fourth quarter, this business produced Economic Earnings of $8.6 million, down from $11.0 million last year. Fourth quarter results included investment tax credits of $8.7 million and $12.1 million for 2012 and 2011, respectively. Energenic is a joint venture between Marina Energy and its long-time partner, DCO Energy. 2012 performance was adversely impacted by depressed Solar Renewable Energy Credit (SREC) trading values that have since started to recover. In addition, results were negatively impacted by the costs we incurred in preparation for Super Storm Sandy as well as the lost revenue opportunities immediately following the storm, and the expensing of costs associated with the Hartford Steam acquisition, which was completed in April 2012. Strong operating performance at Hartford Steam and the district energy facility which serves an upscale resort in Atlantic City offset these impacts.

Marina Energy completed 16 solar projects during the fourth quarter of 2012, producing an aggregate of 24.1 megawatts of electricity located throughout New Jersey and Massachusetts. The net cost to complete these projects was approximately $91 million. Combined with our previously operating solar projects, we now manage approximately 49 megawatts of solar capacity that generate in the aggregate just under 60,000 SREC’s annually.

Marina/Energenic is currently developing six solar projects in New Jersey that are scheduled to be completed in 2013. These projects will provide just over 24 megawatts when completed, at an estimated cost of $74 million.

Energenic’s fuel cell project in Hartford, CT is progressing with an anticipated completion date in 2014. This fuel cell will supply electricity to locations currently buying steam and chilled water from our Hartford Steam facility. We estimate construction costs to be $8 million, with a projected output of 1.4 megawatts. A second fuel cell is under consideration.

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The Montclair State University CHCP project, where Energenic is developing a new combined heating, cooling, and power system for the Montclair State campus, is also progressing. This project, estimated at approximately $91 million to complete, will provide natural gas-fired electric generation, chilled water, and steam for heat. The steam, condensate, and chilled water will be delivered to and returned from campus buildings via the new energy distribution system. The majority of the campus’ electricity requirements will be satisfied by the onsite plant, which will be designed to operate continuously, producing electric power of approximately 5.4 megawatts. We expect the construction project to employ approximately 400 workers with an anticipated completion date in the second half of 2013.

Demand for renewable and natural gas-fired energy projects remains strong. As a result of our demonstrated expertise in the design, construction and operation of complex energy projects, we are actively engaged in a number of discussions on potential projects totaling over 180 megawatts on both the local and national level.

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Wholesale Energy – For the full year 2012, wholesale energy posted a loss from continuing operations on a GAAP basis of $1.2 million compared with income of $11.0 million for the same period in 2011. For the fourth quarter, wholesale energy reported a loss from continuing operations on a GAAP basis of $3.1 million compared with income of $8.9 million in the same period last year.

On a year-to-date basis, the wholesale energy business produced Economic Earnings of $4.7 million, as compared with $5.8 million during 2011. Economic Earnings for the fourth quarter 2012 reflected income of $1.5 million for this upstream business, as compared with income of $1.0 million in the fourth quarter of 2011. Wholesale gas marketing continues to be impacted by the same thin storage spreads experienced industry-wide as seasonal variations in natural gas prices and the value of transportation assets are not as robust as in prior years. The focus of our wholesale business has shifted to managing producer services and gas marketing opportunities throughout the Northeast with less emphasis on traditional storage and transportation optimization strategies.

In support of that initiative, we recently announced that South Jersey Resources Group (SJRG) executed a long-term contract to supply fuel management services with West Deptford Energy, part of the LS Power Group, for the West Deptford Energy Station. This 738 megawatt (nominal) natural gas-fired, combined-cycle electric generating facility in West Deptford Township, N.J. is currently under construction and plans to enter commercial operations in 2014. Under the terms of the 15-year contract, SJRG will provide natural gas supplies and services associated with managing those supplies for this facility and will hold exclusive rights to supply and serve a planned expansion of an additional 400 megawatts if constructed. In addition, SJRG is actively negotiating several similar arrangements for producer services.

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SJI’s Balance Sheet Remains Strong: Our average equity-to-capitalization ratio was 44 percent as calculated for the four quarters of 2012 as compared with 48 percent in 2011. Our equity-to-capitalization ratio was 43 percent at December 31, 2012, primarily due to borrowing levels supporting working capital requirements elevated by very warm weather and our increased level of infrastructure investment at the utility as well as non-utility energy project investment in 2012, as compared with 46 percent at the same point in 2011. Our goal remains for this ratio to average at least 50 percent annually. In support of that goal, SJI revised its dividend reinvestment plan at the end of the second quarter 2011 from purchasing shares used in the program in the open market to using newly issued shares. Between dividend reinvestment and optional cash purchases made through the plan, SJI raised equity capital of $28.7 million and $70.2 million during the fourth quarter and full year 2012, respectively. During 2013, we expect to raise up to $40 million through the dividend reinvestment program. We anticipate that SJI’s equity-to-capitalization ratio will improve on both an actual and an average basis as a result of this additional equity, collections under utility regulatory clauses that were delayed in 2012 and other refinancing activities which we anticipate will lower short-term borrowings.

Webcast and Conference Call Details: South Jersey Industries’ President and CEO, Edward J. Graham, will host an open conference call and webcast on Thursday, February 28, 2013 at 11:00AM EST to discuss the company’s fourth quarter and full year 2012 results and future prospects. To participate in the conference call, please pre-register by going to the South Jersey Industries website, http://www.sjindustries.com , click on Investors and then on the pre-registration link. This will allow you to set-up an event reminder as well as generate a PIN to expedite your inclusion into the conference call when dialing in.

Approximately 15 minutes ahead of the scheduled call time, dial 1-888-680-0869, enter the participant pass code 88220168 and the PIN you received during pre-registration. To access the webcast, simply visit the South Jersey Industries website at http://www.sjindustries.com, click on Investors and then click on the webcast icon. A recorded version of the webcast will be available at SJI’s website. A rebroadcast of the conference call will also be available by calling 1-888-286-8010 and entering the pass code 35721312. SJI encourages shareholders, media and members of the financial community to listen to the conference call or webcast.

Forward-Looking Statement: This news release contains forward-looking statements. All statements other than statements of historical fact included in this press release should be considered forward-looking statements made in good faith by the Company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this press release words such as “anticipate”, “believe”, “expect”, “estimate”, “forecast”, “goal”, “intend”, “objective”, “plan”, “project”, “seek”, “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; the timing of new projects coming online; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies. SJI assumes no duty to update these statements should actual events differ from expectations.
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About South Jersey Industries: South Jersey Industries (NYSE: SJI), a member of the MSCI Global Climate Index, offers solutions to climate change and helps customers control energy costs. South Jersey Gas, one of the nation’s fastest growing natural gas utilities, delivers clean, efficient natural gas and promotes energy efficiency to customers in southern New Jersey. SJI’s non-regulated businesses, under South Jersey Energy Solutions, promote efficiency, clean technology and renewable energy by developing and operating on-site energy production facilities; acquiring and marketing natural gas and electricity for retail customers; providing wholesale commodity marketing and risk management services; and offering HVAC and other energy-efficiency related services. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.
Explanation and Reconciliation of Non-GAAP Financial Measures: This press release includes the non-generally accepted accounting principles (“non-GAAP”) financial measures of Economic Earnings, Economic Earnings per share, Non-Utility Economic Earnings, Wholesale Energy Economic Earnings, Retail Energy Economic Earnings, South Jersey Energy Economic Earnings and Marina Energy Economic Earnings. The accompanying schedule provides a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with United States generally accepted accounting principles ("GAAP"). The non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.

We define Economic Earnings as: Income from continuing operations, (1) less the change in unrealized gains and plus the change in unrealized losses, as applicable and in each case after tax, on all derivative transactions, and (2) less realized gains and plus realized losses, as applicable and in each case after tax, on all commodity derivative transactions attributed to expected purchases of gas in storage to match the recognition of these gains and losses with the recognition of the related cost of the gas in storage in the period of withdrawal, and (3) less the impact of transactions or contractual arrangements where the true economic impact will be realized in a future period.

Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions and transactions or contractual arrangements where the true economic impact will be realized in a future period. Specifically, we believe that this financial measure indicates to investors the profitability of the entire derivative related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. Considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per
Share:

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SJI Earnings – Add 7

	Three Months Ended December 31		Twelve Months Ended December 31
	2012	2011	2012	2011
	(In thousands except per share data)		(In thousands except per share data)

Income from Continuing Operations	$25,569	$36,986	$92,776	$89,859
Minus/Plus: Unrealized Mark-to-Market Losses/(Gains) on Derivatives	3,606	(5,023)	(854)	(2,815)
Realized Losses/(Gains) on Inventory Injection Hedges	23	(183)	(11)	(61)
Unrealized Loss on Property, Plant & Equipment	1,402	-	1,402	-
Economic Earnings	$30,600	$31,780	$93,313	$86,983

Earnings per Share from Continuing Operations	$0.81	$1.22	$3.01	$2.99
Minus/Plus: Unrealized Mark-to-Market Losses/(Gains) on Derivatives	0.12	(0.160)	(0.030)	(0.100)
Realized (Gain) on Inventory Injection Hedges	-	(0.010)	-	-
Unrealized Loss on Property, Plant & Equipment	0.05	-	0.05	-
Economic Earnings per Share	$0.98	$1.05	$3.03	$2.89

	Three Months Ended December 31		Twelve Months Ended December 31
	2012	2011	2012	2011
	(In thousands except per share data)		(In thousands except per share data)

Non-Utility Income From Continuing Operations	$6,127	$17,683	$34,535	$36,970
Minus/Plus: Unrealized Mark-to-Market Losses/(Gains) on Derivatives	3,606	(5,023)	(854)	(2,815)
Realized Losses/(Gains) on Inventory Injection Hedges	23	(183)	(11)	(61)
Unrealized Loss on Property, Plant & Equipment	1,402	-	1,402	-
Non-Utility Economic Earnings	$11,158	$12,477	$35,072	$34,094

Wholesale Energy (Loss)/Income From Continuing Operations	$(3,086)	$8,924	$(1,210)	$10,960
(Minus)/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Commodity Derivatives	4,581	(7,772)	5,900	(5,078)
Realized Losses/(Gains) on Inventory Injection Hedges	23	(183)	(11)	(61)
Wholesale Energy Economic Earnings	$1,518	$969	$4,679	$5,821

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	Three Months Ended December 31				Twelve Months Ended December 31
	2012	2011			2012		2011
	(In thousands except per share data)				(In thousands except per share data)

Retail Energy Income From Continuing Operations	$9,213		$8,759		$35,745		$26,010
Minus/Plus: Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(975)		(2,749)		(6,754)		2,263
Unrealized Loss on Property, Plant & Equipment	1,402		-		1,402		-
Retail Energy Economic Earnings	$9,640		$11,508		$30,393		$28,273

Marina Energy Income From Continuing Operations	$7,638		$11,401		$27,633		$21,607
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(451)		(416)		(968)		365
Unrealized Loss on Property, Plant & Equipment	1,402		-		1,402		-
Marina Energy Economic Earnings	$8,589		$10,985		$28,067		$21,972

South Jersey Energy Income/(Loss) From Continuing Operations	$832	$	(2,366)	$	7,371	$	1,844
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Commodity Derivatives	(524)		3,165		(5,786)		1,898
South Jersey Energy Economic Earnings	$308		799		1,585		3,742

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